Exhibit 2.1

SHARE EXCHANGE AGREEMENT

By and among

DIVINE SKIN, INC.

a Florida corporation,

DIVINE SKIN LABORATORIES, S.A. DE C.V.

a Mexican corporation

and

FERNANDO TAMEZ GUTIERREZ.
October 31, 2012

EXHIBIT A:	Donation Agreements
EXHIBIT B:	DMEXICO Financial Statements
EXHIBIT C:	Share certificate No. 1301 issued by DSKX on behalf of Fernando Tamez Gutiérrez.
EXHIBIT D:	Share certificate No. 1300 issued by DSKX on behalf of Fernando Tamez Gutiérrez.
EXHIBIT E:	Form of DMEXICO shareholders´ meeting minutes to be executed at Closing.
EXHIBIT F	DMEXICO Amended and Restated Bylaws
EXHIBIT G:	Fernando Tamez Employment Agreement

SCHEDULES:

SCHEDULE 1.03	Exchange
SCHEDULE 1.05	Directors and Executive Officers of DMEXICO Following the Closing
SCHEDULE 3.01	Qualifications
SCHEDULE 3.06	Related Party Contracts
SCHEDULE 3.10	Insurance
SCHEDULE 3.16	Labor Matters
SCHEDULE 3.20	Adverse Officer and Director Information
SCHEDULE 3.21	Material Contracts

ii

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) is made this 31 day of October 2012, by and among DIVINE SKIN, Inc., a Florida corporation (“DSKX”) and Fernando Tamez Gutierrez (“Fernando Tamez”).

RECITALS

A.           Immediately before the execution of this Agreement Alfonso Tamez García and María Concepción Gutierrez Ruiz donated 250 (two hundred and fifty) shares representing the stock of DMEXICO (as defined below) to Fernando Tamez. Attached hereto as Appendix A is a copy of the donation agreements whereby, Alfonso Tamex García donated 225 shares representing the capital stock of DMEXICO to Fernando Tamez, and Concepción Gutierrez Ruiz donated 25 shares representing the capital stock of DMEXICO to Fernando Tamez.

B.           Taking into consideration immediate preceding item A., on the date of this Agreement, Fernando Tamez owns all of the issued and outstanding capital stock of DMEXICO (the “DMEXICO Shares”) as reflected on Schedule. 1.03.

B.           DMEXICO is in the business of selling, importing, exporting, distributing, marketing, administrating, controlling, registering, representing, transporting, commercializing, producing, elaborating, fabricating, transforming and representing limited pharmaceutical and medical products throughout Mexico (“DMEXICO Business”).

C.           DSKX is authorized to issue 300,000,000,000 shares of common stock, par value $.001 per share. There are approximately 120,000,000 shares of common stock issued and outstanding.  DSKX is authorized to issue 30,000,000 shares of preferred stock, 5,500,000 shares of Series A preferred stock of which are issued or outstanding.

D.           The Board of Directors of DSKX and Fernando Tamez deem it advisable and in the best interests of each of the parties and stockholders, to effect a share exchange (the “Share Exchange”) in which the Fernando Tamez shall exchange his DMEXICO Shares (as defined below) for shares of DSKX Shares (as defined below) and other consideration set forth in this Agreement.

E.           The Share Exchange, for U.S. Federal income tax purposes, shall be intended to be a tax-free reorganization as described in the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Mexican law.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby make, adopt and approve this Agreement and prescribe the terms and conditions of the Share Exchange and the mode of carrying the Share Exchange into effect as follows:

ARTICLE I. DEFINITIONS

Section 1.01           Definitions and Principles of Interpretation.

For purposes of this Agreement the terms listed below, whenever used in Capital Letters, will have the meaning set forth in this Section.

Acts of God
Shall mean an event or occurrence such as hurricane, flooding, earthquake, volcanic eruption, that is out of the Parties´ control and prevents one or both  Parties from fulfilling their obligations under the contract.

Agreement	Shall mean this Share Exchange Agreement.

Closing	Shall mean the date of execution of the Share Exchange Agreement [*include date].

Code	Internal Revenue Code of 1986, as amended.

Corporate Books	Shall mean, jointly, the shareholders´ registry book, the capital variations book and the shareholders´ meeting minutes book of DMEXICO.

DMEXICO	Shall mean Divine Skin Laboratories, S.A. de C.V.

DMEXICO Audits	Shall have the meaning set forth in Section 4.07 of this Agreement.

DMEXICO Contracts	Shall have the meaning set forth in Section 4.21 of this Agreement.

DMEXICO Financial Statements	Shall mean the balance sheets of DMEXICO as of December 31, 2010, December 31, 2011 and September 30, 2012, attached hereto as Exhibit B.

DMEXICO Shares	Shall mean, except for one share representing the capital stock of DMEXICO, all of the issued and outstanding capital stock of DMEXICO.

Dollars or $	Shall mean US Dollars, legal currency of the United States of America.

DSKX	Shall mean Divine Skin, Inc.

DSKX Financial Statements	Shall mean the financial statements of DSKX included in the SEC Reports

DSKX Shares	Shall mean 6,000,000 shares of common stock of DSKX.

DSKX Initial Shares	Shall mean 4,500,000 shares of common stock of DSKX, duly issued and outstanding, represented by share certificate No. 1301, attached hereto as Exhibit C.

DSKX Earn Out Shares	Shall mean 1,500,000 shares of common stock of DSKX, duly issued and outstanding, represented by share certificate No. 1300, attached hereto as Exhibit D.

DSKX Material Adverse Effect	Shall have the meaning set forth in Section 3.01 of this Agreement

Fernando Tamez	Shall mean Fernando Tamez Gutiérrez

Force Majeure	An extraordinary event or circumstance beyond the control of the Parties, such as war, strike, riot and crime.

Net Revenue	[TO BE DETERMINED IN ACCORDANCE WITH U.S. GAAP]

NIIF´s	International Norms of Financial Information (Normas Internacionales de Información Financiera)

OTC BB	Shall mean the Over-the-Counter Bulletin Board

Parties	Shall mean jointly, DMEXICO and DSKX.

Party	Shall mean, as the context requires, either DMEXICO or DSKX.

Sarbanes-Oxley Act	Shall mean the Sarbanes-Oxley Act of 2002

SEC Reports	Shall mean all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since December 31, 2010

Securities Act	Shall mean the Securities Act of 1933, as amended.

Share Exchange	Shall have the meaning set forth in Section 2.01 of this Agreement.

Section 1.02.          The following principles of interpretation shall apply for purposes of this Agreement:

(i)	Unless the context clearly indicates otherwise, the singular includes the plural and the plural includes the singular wherever and as often as may be appropriate.

(ii)
Unless otherwise specified, all references in this Agreement to Clauses, Sections, Schedules, Attachments, Exhibits and paragraphs are to Clauses, Sections, Schedules; Attachments, Exhibits and paragraphs in or to this Agreement. Any and all Schedules, Attachments, Exhibits attached hereto are incorporated herein for all purposes and shall be part of this Agreement.

(iii)	The headings of the Clauses in this Agreement are included for convenience purposes only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(iv)	Any reference herein to any Party or third party, shall be construed to include such Party's or third party's successors and permitted assigns.

ARTICLE II.
THE SHARE EXCHANGE

Section 2.01           The Share Exchange

Subject to the terms and conditions contained herein, at the Closing, Fernando Tamez shall sell, convey, transfer and assign to DSKX, and DSKX shall purchase and accept from Fernando Tamez all right, title and interest in and to the DMEXICO Shares, in exchange for the DSKX Shares. At the Closing, DSKX shall sell, convey, transfer and assign to Fernando Tamez, and Fernando Tamez shall receive all right, title and interest in and to the DSKX Initial Shares. Pursuant to Section 2.03(c) below, Fernando Tamez shall have the right to acquire the DSKX Earn Out Shares. The parties acknowledge that Fernando Tamez will hold one share representing the capital stock of DMEXICO.

Section 2.02           The Closing.

The Closing of the transactions contemplated hereby shall take place at the offices of Miami Beach, Florida commencing at 12:00 p.m., eastern time (or such other place and time as the Parties may mutually determine), on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine; provided, however, that the Closing date shall be no later than October 31, 2012.

Section 2.03            Deliveries/Actions at Closing.

(a)           Fernando Tamez. At Closing, Fernando Tamez shall deliver (or cause to be delivered) to DSKX the various certificates, instruments, and documents referred to in Section 2.04 below;

(b)           DSKX Closing Payment. At Closing, DSKX shall deliver to (or cause to be delivered) to the Fernando Tamez the various certificates, instruments, and documents referred to in Section 2.05 below;

(c)           DSKX Earn Out Shares.  Following the Closing Date Fernando Tamez shall receive up to an aggregate of an additional 1,500,000 shares of DSKX Common Stock (as adjusted for an stock split, recapitalization or similar transaction) as set forth on Schedule 1.03(c) as follows: (i) 500,000 shares of DSKX Common Stock in the event that annual Net Revenues of DMEXICO are equal to or greater than $4,000,000 during any calendar year period; (ii) 500,000 shares of DSKX Common Stock in the event annual Net Revenues of DMEXICO are equal to or greater than $5,000,000 during any calendar year period following satisfaction of Section 1.03(c)(i); and (iii) 500,000 shares of DSKX Common Stock in the event annual Net Revenues of DMEXICO are equal to or greater than $6,000,000 during any calendar year period following satisfaction of Section 1.03(c)(ii).  The right to receive any shares under this Section 1.03(c) shall terminate 48 months following the Closing Date.

Section 2.04           Exchange Conditions for Fernando Tamez.

At Closing, Fernando Tamez shall deliver to DSKX the following:

(a)           The original stock certificate(s) representing the DMEXICO Shares, duly endorsed to DSKX.

(b)            The Corporate Books, including the shareholders´ registry book in order to reflect the new shareholding structure, whereby DSKX will own all but one of the shares representing the capital stock of DMEXICO.

Section 2.05           Exchange Conditions for DSKX

At Closing, DSKX shall deliver to Fernando Tamez the following:

(a)           The original stock certificate(s) representing the DSKX Initial Shares duly issued in favor of Fernando Tamez.

(b)           The board resolutions of DSKX approving the issuance of 6,000,000 Shares of Common Stock to Fernando Tamez.

Section 2.06           DMEXICO shareholders meeting minutes

Simultaneously to the Share Exchange and delivery of documents included in sections 2.04 and 2.05 above, Fernando Tamez and DSKX shall execute the DMEXICO shareholders´ meeting minutes attached hereto as Exhibit E. The main items to be included in the agenda of such minutes will be: (i) ratification of any and all prior transactions executed by DMEXICO and its officers and directors, (ii) appointment of board of directors as set forth in section 2.07 below, (iii) appointment of statutory examiner, (iv) amendment of DMEXICO by-laws pursuant to the format attached hereto as Appendix E.

Section 2.07           Directors and Officers of DSKX and DMEXICO.

The executive officers and directors of DSKX shall not be effected by this Agreement.  The executive officers and directors of DMEXICO shall be as set forth on Schedule 1.05 and appointed via the shareholders´ meeting minutes attached hereto as Appendix D. Pursuant to said shareholders´ meeting and the amended by-laws of DMEXICO, the board of directors of DMEXICO shall consist of three members; two members shall be nominated by DSKX and one member shall be nominated by Fernando Tamez.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF DSKX

DSKX represents, warrants and covenants as follows:

Section 3.01           Organization and Business

DSKX is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. DSKX has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DSKX is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of DSKX and would not delay or prevent the consummation of the transactions contemplated hereby (a “DSKX Material Adverse Effect”). DSKX previously has delivered, or provided access to DMEXICO, accurate and complete copies of its Articles of Incorporation and Bylaws, as currently in effect. DSKX is not in violation of any terms of its Articles of Incorporation or Bylaws.

Section 3.02           Capitalization

(a)           DSKX is authorized to issue such shares of capital stock as provided under its SEC Reports. DSKX owns the DSKX Shares.

(b)           At the Closing Date, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating DSKX to transfer or sell any DSKX Shares or any other securities convertible into or evidencing the right to subscribe for any such DSKX Shares. All issued and outstanding DSKX Shares are, and all DSKX Shares issued and outstanding at the Closing Date shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims, preemptive or similar rights and encumbrances. No Person has any right of first refusal, right of participation, or any similar right with respect to disposition of the DSKX Shares.

Section 3.03           Authority

DSKX has full corporate power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of DSKX and no other corporate proceedings on the part of DSKX is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by DSKX and, as such, it constitutes a legal, valid and binding agreement of Fernando Tamez, constitutes a legal, valid and binding agreement of DSKX, enforceable against each of them in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

Section 3.04           No Violations: Consents and Approvals

(a)           DSKX Stockholders.  No vote of the stockholders of DSKX is required by Law, the Articles of Incorporation or Bylaws of DSKX include provisions in order for DSKX to consummate the Share Exchange and the transactions contemplated hereby.

(b)           Contracts and Material Agreements.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by DSKX with any of the provisions hereof conflicts with, violates or results in any breach of (i) any contract, agreement, instrument or understanding to which DSKX is a party or by which DSKX or any of their respective assets or properties is bound; or (ii) any law, judgment, decree, order, statute, rule or regulation of any jurisdiction or governmental authority applicable to DSKX or any of its respective assets or properties, excluding from the foregoing clauses conflicts, violations or breaches which, either individually or in the aggregate, would not have a DSKX Material Adverse Effect or materially impair DSKX’s ability to consummate the transactions contemplated hereby or for which DSKX has received or, prior to the Share Exchange, shall have received appropriate consents or waivers.

(c)           Governmental Entities.  No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by DSKX in connection with the execution and delivery of the Agreement or the consummation by DSKX of the transactions contemplated hereby, except (i) in connection, or in compliance, with the provisions of the Securities Act and the Exchange Act; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a DSKX Material Adverse Effect, or materially impair the ability of DSKX to perform its obligations hereunder.

(d)           DSKX will take all corporate and other action and use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained in order to effectuate the consummation of the transactions contemplated by this Agreement.

Section 3.05           SEC Reports; Financial Statements

DSKX has filed all applicable SEC Reports. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The DSKX Financial Statements complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements were prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the DSKX as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  There has been no change in DSKX accounting policies since December 31, 2010, except as described in the notes to DSKX Financial Statements.  Each required form, report and document containing financial statements has been filed with or submitted to the SEC since December 31, 2010, was accompanied by the certifications required to be filed or submitted by DSKX’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

Section 3.06           Absence of Certain Changes

Since June 30, 2012, DSKX has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have a DSKX Material Adverse Effect.  Without limiting the generality of the foregoing, except as set forth in the DSKX SEC Reports since June 30, 2012, there has not been and there will not be until Closing, with respect to DSKX, any:

(a)           sale or disposition of any material asset other than inventory in the ordinary course;

(b)           payment of any dividend, distribution or other payment to any stockholder of DSKX or to any relative of any such stockholder other than payments of salary and expense reimbursements made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred;

(c)           incurrence or commitment to incur any liability individually or in the aggregate material to DSKX, except such liabilities under DSKX’s existing credit facilities and liabilities incurred in connection with the Share Exchange;

(d)           waiver, release, cancellation or compromise of any indebtedness owed to DSKX or claims or rights against others, exceeding $100,000 in the aggregate;

(e)           any change in any accounting method, principle or practice except as required or permitted by generally accepted accounting principles; or

(f)           unusual or novel method of transacting business engaged in by DSKX or any change in DSKX’s accounting procedures or practices or its financial or equity structure.

Section 3.07           Finder’s Fees

Neither DSKX nor any of DSKX’s affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, or financial advisory or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 3.08           Compliance With Laws

DSKX is not conducting or has not conducted its business in violation of any Law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices, except any law the violation of which would not have a DSKX Material Adverse Effect.

DSKX is not in conflict with, or in default or violation of (i) any law applicable to DSKX or by which any property or asset of DMEXICO is bound or affected except where any such conflict, default or violation would not have a DMEXICO Material Adverse Effect; or (ii) any DSKX permits except where any such conflict, default or violation would not have an DSKX Material Adverse Effect.

Section 3.09           Legal Proceedings

Except as set forth in the DSKX SEC Reports, there is no claim, litigation, investigation or proceeding by any person or governmental authority pending or, to DSKX’s knowledge threatened, against DSKX which would have a DSKX Material Adverse Effect.  There are no pending or, to DSKX’s knowledge, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of DSKX or any of their respective predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions, except for such litigation which would not have a DSKX Material Adverse Effect.

Section 3.10           Taxes

All federal, state, county and local income, excise, property and other tax returns required to be filed by DSKX and its subsidiaries are true and correct in all material respects and have been timely filed, and all required taxes, fees or assessments have been paid or an adequate reserve therefor has been established in the DSKX Financial Statements. There are no pending, or to the knowledge of DSKX, threatened, tax claims or assessments, and there are no pending, or to the knowledge of DSKX, threatened, tax examinations by any taxing authorities.  DSKX has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of DSKX for any year.

Section 3.11           Officer and Director Information

The information about the DSKX officers and directors set forth in the DSKX SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 3.12           Absence of Certain Business Practices

Neither DSKX, nor any of its subsidiaries and affiliates, nor any directors, officers, agents or employees of DSKX (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or (iii) made any other unlawful payment.

Section 3.13           Over-the-Counter Bulletin Board Quotation

DSKX Common Stock is quoted on the OTC BB under the Symbol “DSKX”.  There is no action or proceeding pending or, to DSKX’s knowledge, threatened against DSKX by Nasdaq or Financial Industry Regulation Authority, Inc. with respect to any intention by such entities to prohibit quotation of DSKX Common Stock on the OTC BB.

Section 3.14           Full Disclosure

No provision of this Article III or any Schedule or any document or information furnished by DSKX or the DSKX board of directors or officers, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF DMEXICO AND
THE DMEXICO SHAREHOLDERS

DMEXICO and Fernando Tamez, jointly and severally, represent, warrant and covenant to DSKX to the statements contained in this Article IV, except to the extent set forth on the corresponding sections of the Schedule of exceptions attached hereto and made a part hereof.

Section 4.01           Organization and Business.

(a)           DMEXICO is a corporation duly organized, validly existing and in good standing under the laws of Mexico, and has all requisite corporate power and authority to carry on its business as now being conducted. DMEXICO is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualifications or licenses necessary, as indicated on Schedule 3.01, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a material adverse effect on the business, operations, assets, prospects, financial condition or results of operations of DMEXICO and would not delay or prevent the consummation of the transactions contemplated hereby (a “DMEXICO Material Adverse Effect”).

(b)           DMEXICO previously has delivered or provided access to DSKX accurate and complete copies of DMEXICO’s articles of incorporation and bylaws as currently in effect.  The Corporate Books of DMEXICO are complete and correct and the minutes and consents contained therein accurately reflect actions taken at a duly called and held meeting or by sufficient consent without a meeting.  All actions by DMEXICO, which required director or stockholder approval, are reflected on the corporate minute books of DMEXICO.  DMEXICO is not in violation or breach of, or in default with respect to, any term of its articles of incorporation (or other charter documents) or bylaws.

Section 4.02           Subsidiaries

DMEXICO does not own any capital stock or other securities of any other corporation, limited liability company, general or limited partnership, firm, association or business organization, entity or enterprise.

Section 4.03           Capitalization

(a)           DMEXICO is authorized to issue the capital stock as set forth in the DMEXICO bylaws. Fernando Tamez owns the DMEXICO Shares which represent all but one of the issued and outstanding capital stock of DMEXICO.

(b)           At the Closing Date, there will not be any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating DMEXICO to issue, transfer or sell any shares of capital stock of DMEXICO or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding DMEXICO Shares are, and all DMEXICO Shares issued and outstanding at the Closing Date shall be, duly authorized and validly issued, fully paid and non-assessable and subject to the terms of this Agreement free from all liens, charges, claims, preemptive or similar rights and encumbrances. No Person has any right of first refusal, right of participation, or any similar right with respect to disposition of the DMEXICO Shares.

Section 4.04           Authority

Fernando Tamez has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Fernando Tamez and, no other corporate proceedings on the part of DMEXICO are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by DMEXICO and, as such, it constitutes a legal, valid and binding agreement of DSKX, constitutes a legal, valid and binding agreement of Fernando Tamez, enforceable against it in accordance with its terms, except as the enforceability may be affected by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and the possible unavailability of certain equitable remedies, including the remedy of specific performance.

Section 4.05           No Violations; Consents and Approvals

(a)           DMEXICO Stockholders.  The consent of Fernando Tamez is required to approve the Share Exchange.  No other vote of the stockholders of DMEXICO is required by law, the Articles of Incorporation or Bylaws of DMEXICO or otherwise in order for DMEXICO to consummate the Share Exchange and the transactions contemplated hereby. Fernando Tamez has consented to the Share Exchange.

(b)           Contracts and Material Agreements.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by DMEXICO with any of the provisions hereof conflicts with, violates or results in any breach of (i) any contract, agreement, instrument or understanding to which DMEXICO is a party, or by which DMEXICO or any of its assets or properties is bound; or (ii) subject to the requisite approval of DMEXICO’s stockholders, any law applicable to DMEXICO or any of its respective assets or properties, excluding from the foregoing clauses conflicts, violations or breaches which, either individually or in the aggregate, would not have a DMEXICO Material Adverse Effect or materially impair DMEXICO’s ability to consummate the transactions contemplated hereby.

(c)           Governmental Entities.  No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by DMEXICO in connection with the execution and delivery of the Agreement or the consummation by DMEXICO of the transactions contemplated hereby, except (i) the filing of registry notice with the National Registry of Foreign Investment of Mexico; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a DMEXICO Material Adverse Effect, or materially impair the ability of DMEXICO to perform its obligations hereunder.

(d)           DMEXICO will take all corporate and other action and use its best efforts to obtain in writing as promptly as possible all approvals and consents required to be obtained in order to effectuate the consummation of the transactions contemplated by this Agreement.

Section 4.06           Related Party Contracts

Except as set forth on Schedule 3.06, there are, and on the Closing Date there will be, no loans, leases, agreements, arrangements understandings or DMEXICO Contracts outstanding between DMEXICO and any of its officers, directors or affiliates or any Person related to or affiliated with any such officers or directors.

Section 4.07           Financial Statements

DMEXICO has furnished DSKX with the DMEXICO Financial Statements. The DMEXICO Financial Statements have been prepared in conformity with the NIIF´s. The DMEXICO Financial Statements fairly present in all material respects the financial position, results of operations and other information purported to be shown thereon of DMEXICO. DMEXICO will furnish DSKX a true and complete copy of the audited balance sheets of DMEXICO as of December 31, 2011 and December 31, 2010, and the related consolidated audit statements of income and statements of cash flow of DMEXICO for the period ended December 31, 2011 and December 31, 2010 (“DMEXICO Audits”) at or prior to the Closing Date. The DMEXICO Audit will be accompanied by (i) an unqualified audit report; (ii) will be prepared in conformity GAAP; and (iii) will be adjusted for all normal and recurring accruals. The DMEXICO Financial Statements do not contain any untrue statements of material facts or knowingly omit to state any material facts required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading; provided, however, that the DMEXICO Financial Statements for the nine month calendar periods ended September 30, 2012 and 2011 are subject to normal year end adjustments none of which is material and lack footnotes and other presentation items.

Section 4.08           Title to Assets

Since September 30, 2012, and except as set forth on the DMEXICO Financial Statements, DMEXICO, has, and on the Closing Date will have, good and marketable title to all of its furniture, fixtures, equipment, inventory and other assets owned by DMEXICO, and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature.

Section 4.09           Environmental, Health and Safety Matters

To Fernando Tamez knowledge, DMEXICO has complied with and is in material compliance with all environmental health and safety requirements. None of DMEXICO or its managers, directors, officers or employees has received any written notice, or to their knowledge, unwritten notice regarding any actual or alleged violation of any environmental health or safety requirements or any liabilities or potential liabilities, including any investigatory, remedial or corrective obligations required to any of them or its facilities arising under any environmental, health or safety requirements.

Section 4.10           Liabilities; Claims; Insurance

(a)           Since September 30, 2012, and except as set forth on the DMEXICO Financial Statements, there are, and on the Closing Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against DMEXICO (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the DMEXICO Financial Statements, other than (i) liabilities incurred in the ordinary course of business since September 30, 2012; (ii) taxes accrued on earnings since September 30, 2012 which are not yet due or payable; or (iii) other liabilities which do not exceed $100,000 in the aggregate.

(b)           Schedule 3.10 sets forth a true and complete list and description (including without limitation applicable premiums, deductibles, term and material claims made) of each insurance policy to which DMEXICO is or, since January 1, 2010, had been a party, named insured or otherwise the beneficiary of coverage, or under which any director, manager or officer is or was a party, an insured or otherwise a beneficiary of coverage. Since January 1, 2010, DMEXICO has no self-insured or co-insurance programs or reported any material claims under any of its insurance policies.

Section 4.11           Compensation; Loans and Distributions

Since September 30, 2012, and except as set forth on the DMEXICO Financial Statements, there have been, and through the Closing Date there will be (i) no bonuses or extraordinary compensation to any of the officers, members of executive management or directors of DMEXICO; (ii) no loans made to or any other transactions with any of the officers, members of executive management or directors of DMEXICO or their families or affiliates; and (iii) no dividends or other distributions declared or paid by DMEXICO to any officer, member of executive management, director or their families or affiliates.

Section 4.12           Absence of Certain Changes

Since September 30, 2012, and except as set forth on the DMEXICO Financial Statements, DMEXICO has been operated only in the ordinary course, consistent with past practice, and there has not been any adverse change, or any event, fact or circumstance which might reasonably be expected to result in an adverse change, in either event that would have an DMEXICO Material Adverse Effect.

Section 4.13           Finder’s Fees

Neither DMEXICO nor any of DMEXICO’s affiliates or their respective officers, directors or agents has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions, or financial advisory or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.14           Compliance With Laws

DMEXICO is not conducting or has not conducted its business in violation of any Law, including without limitation, any law pertaining to environmental protection, occupational health or safety, or employment practices, except any law the violation of which would not have a DSKX Material Adverse Effect.

DMEXICO is not in conflict with, or in default or violation of (i) any law applicable to DMEXICO or by which any property or asset of DMEXICO is bound or affected except where any such conflict, default or violation would not have a DMEXICO Material Adverse Effect; or (ii) any DMEXICO permits except where any such conflict, default or violation would not have an DMEXICO Material Adverse Effect.

Section 4.15           Legal Proceedings

There are, and on the Closing Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature pending, or to DMEXICO’s knowledge, threatened, directly or indirectly involving DMEXICO or its officer, directors, employees or affiliates, individually or in the aggregate, in which an unfavorable determination could result in suspension or termination of DMEXICO’s business or authority to conduct such business in any jurisdiction or could result in the payment by DMEXICO of more than $5,000, or challenging the validity or propriety of the transactions contemplated by this Agreement.  DMEXICO is not a Party to any order, judgment or decree, which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of DMEXICO.

Section 4.16           Employee Benefits

DMEXICO has not authorized any employee welfare plans or any equity compensation plans, nor has its Board of Directors authorized the reservation or issuance of any securities under any equity compensation plan. Except as set forth under Schedule 3.16, there are no liabilities related to any employees or former employees or labor matters nor any potential employment or labor liabilities related to the Share Exchange.

Section 4.17           Taxes

All federal, state, county and local income, excise, property and other tax returns required to be filed by DMEXICO are true and correct in all material respects and have been timely filed, and all required taxes, fees or assessments have been paid or an adequate reserve therefor has been established in the DMEXICO Financial Statements.  The federal income tax returns and state and foreign income tax returns of DMEXICO have not been audited by the IRS or any other taxing authority within the past five years.  Neither the IRS nor any state, local or other taxing authority has proposed any additional taxes, interest or penalties with respect to DMEXICO or any of its operations or businesses.  There are no pending, or to the knowledge of DMEXICO, threatened, tax claims or assessments, and there are no pending, or to the knowledge of DMEXICO, threatened, tax examinations by any taxing authorities.  DMEXICO has not given any waivers of rights (which are currently in effect) under applicable statutes of limitations with respect to the federal income tax returns of DMEXICO for any year.

Section 4.18           Intentionally omitted

Section 4.19           Absence of Certain Business Practices

Neither DMEXICO, nor any directors, officers, agents or employees of DMEXICO (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties, or (iii) made any other unlawful payment.

Section 4.20           Adverse Officer and Director Information

Except as set forth on Schedule 3.20, during the past five year period neither DMEXICO, nor, to its knowledge, any of its executive officers, members of executive management or directors, nor any Person intended upon consummation of the Share Exchange to be nominated by DMEXICO to become an officer, member of executive management or director of DMEXICO or any successor entity or subsidiary, has been the subject of:

(a)           a petition under the bankruptcy laws or any other insolvency or moratorium law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of DMEXICO or such Person, or any partnership in which DMEXICO or any such Person was a general partner at or within two years before the time of such filing, or any corporation or business association of which DMEXICO or any such Person was an executive officer at or within two years before the time of such filing;

(b)           a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence);

(c)           any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining DMEXICO or any such Person from, or otherwise limiting (i) acting as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated Person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(d)           any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of DMEXICO or any such Person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

Section 4.21           Material Contracts

Copies of all agreements, letters of intent, arrangements, understandings and commitments, whether written or oral, to which DMEXICO is or on the Closing Date will be, a Party, or from which DMEXICO will receive substantial benefits and which are material to DMEXICO, have been delivered or made available to DSKX or its counsel and are listed hereto on Schedule 3.21 (“DMEXICO Contracts”).  Any DMEXICO Contracts entered into between the date hereof and the Closing Date will be delivered to DSKX or its counsel prior to Closing.  The validity and enforceability of, and rights of DMEXICO contained in, each such DMEXICO Contract shall not be adversely effected by the Share Exchange or the transactions contemplated hereby or any actions taken in furtherance hereof.  DMEXICO is not, and on the Closing Date will not be, in material default under any DMEXICO Contract. DMEXICO does not own any real property. The Company leases real property listed on Schedule 3.21.  The lease or subleases are legal, valid, binding, enforceable and in full force and effect in all material respects.

Section 4.22           Customers and Suppliers

Since December 31, 2010, no material customer or supplier of DMEXICO has cancelled or otherwise terminated its relationship with DMEXICO and no major customer or supplier of DMEXICO has overtly threatened to cancel or otherwise terminate its relationship with DMEXICO or the usage of the services of DMEXICO.  DMEXICO has no direct or indirect interest that is material to DMEXICO taken as a whole in any customer or supplier of DMEXICO.

Section 4.23           Fernando Tamez hereby represents and warrants to and covenants to DSKX as follows:

(a)           He owns the DMEXICO Shares free and clear of any and all claims, liens, security interests or encumbrances of any nature or kind and, as such, has the exclusive right and full power to sell, transfer and assign the DMEXICO Shares to DSKX free of any claims, liens, security interests or encumbrances.

(b)           Neither the execution nor the delivery of this Agreement, the incurrence of the obligations herein set forth, the consummation of the transactions herein contemplated, nor the compliance with the terms of this Agreement will conflict with, or result in a breach of, any of the terms, conditions, or provisions of, or constitute a default under, any bond, note, or other evidence or indebtedness or any contract, indenture, mortgage, deed of trust, loan agreement, lease, or other agreement or instrument to which such person is a party or by which such person may be bound.

(c)           He has the right, power, legal capacity, and authority to execute and enter into this Agreement and to execute all other documents and perform all other acts as may be necessary in connection with the performance of this Agreement.

(d)           Has had the opportunity to review this Agreement with counsel.

(e)           He (i) understands that the DSKX Common Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and are “restricted securities”, (ii) is acquiring the DSKX Common Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning DSKX based upon reports filed by DSKX with the Securities and Exchange Commission and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the DSKX Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the DSKX Common Stock, and (vi) is an “Accredited Investor” as defined under the Securities Act.

(f)           He consents to the “lock up” provisions restricting the sale or transfer of the DSKX Common Stock as provided on Schedule 1.03.

(g)           He acknowledges that the certificate representing the DSKX Common Stock shall contain a restrictive legend and that the securities may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an opinion of counsel satisfactory to counsel to DSKX that an exemption from registration under the Securities Act and any applicable state securities laws is available.

Section 4.24           Full Disclosure

No provision of this Article IV or any Schedule or any document or agreement furnished by DMEXICO or Fernando Tamez contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statement contained herein, in light of the circumstances under which such statements are made, not misleading.

ARTICLE V.
COVENANTS OF DSKX AND DMEXICO

Section 5.01            Conduct of Business of DSKX and DMEXICO

Except as contemplated by this Agreement or as expressly agreed to in writing by the other party, during the period from October [*] to the Closing Date, each of DSKX and DMEXICO will conduct its operations substantially as presently operated and only in the ordinary course of business, in a normal manner consistent with past practices and will use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would adversely affect its ability to consummate the transactions contemplated by this Agreement.

Section 5.02            Confidentiality

(a)           Access to Information.  DMEXICO will provide DSKX and DSKX will provide DMEXICO, and their respective authorized representatives (including counsel, other consultants, accountants and auditors) full reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of DMEXICO and DSKX, will permit the other party to make such inspections as it may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary) and will cause its officers to furnish the other party with such financial and operating data and other information with respect to its business and properties as the other party may from time to time reasonably request.

(b)           Confidential Treatment of Information.  DSKX and DMEXICO will hold and will cause their representatives to hold in confidence, all documents and information furnished in connection with this Agreement, other than documents or information which (i) are available to the public; (ii) are or become known by DSKX or DMEXICO from a source other than DMEXICO or DSKX, as the case may be, other than by a breach of a confidentiality obligation owed to DMEXICO or DSKX, respectively; or (iii) are required by law to be disclosed. Failure to comply with this confidentiality obligation shall be determined in accordance with Florida law and the prevailing party shall be entitled to its legal fees.

Section 5.03           Tax Treatment

None of DSKX or DMEXICO shall knowingly take any action that could reasonably be expected to disqualify the Share Exchange as a “reorganization” within the meaning of Section 368(a) of the Code or applicable Mexican law.

Section 5.04           Reasonable Efforts; Other Actions

(a)           DMEXICO and DSKX each shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable Law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the taking of any actions required to qualify the Share Exchange treatment as a tax-free reorganization; and (ii) the obtaining of all necessary consents, approvals or waivers under their respective material contracts.

(b)           Each party covenants that after the Closing, it shall, execute, acknowledge and deliver, without further consideration, all such instruments and other documents as may be reasonably requested to consummate or effectuate the transactions contemplated by this Agreement and DSKX agrees to undertake such necessary actions, including but not limited to assisting DSKX to prepare and file DSKX SEC Reports.

Section 5.05            Public Announcements

Before issuing any press release or otherwise making any public statement with respect to the Share Exchange, DSKX and DMEXICO will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law (it being agreed that the parties hereto are entitled to disclose all requisite information concerning the transaction in any filings required with the SEC).

Section 5.06           Notification of Certain Matters

Each of DMEXICO and DSKX shall give prompt notice to the other party of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Closing Date, under any contract material to the financial condition, properties, businesses or results of operations of DMEXICO or DSKX, as the case may be, to which it is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) any material adverse change in their respective financial condition, properties, businesses or results of operations or the occurrence of any event which is reasonably likely to result in any such change; or (iv) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue; provided, however, that the delivery of notice pursuant to this Section 4.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.  Each party shall use its best efforts to prevent or promptly remedy the same.

Section 5.07           Expenses

Except as otherwise provided herein, DSKX and DMEXICO shall bear their respective expenses incurred in connection with the Agreement, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its representatives, counsel and accountants. Notwithstanding the foregoing (i) DSKX shall bear the expense of “DICTAMEN”, such aggregate expense not to exceed $6,500, and (ii) the costs and expenses of any filings with the Securities and Exchange Commission shall be the responsibility of DSKX.

Section 5.08           Satisfaction of Conditions

DMEXICO and DSKX agree to use its best efforts to cause each of the conditions set forth in sections 2.04, and 2.06 to DSKX proceeding with the Closing to be satisfied on or before the Closing Date.  DSKX agrees to use its best efforts to cause each of the conditions set forth in sections 2.05 and 2.06 to DMEXICO proceeding with the Closing to be satisfied on or before the Closing Date.

ARTICLE VI.
CONDITIONS TO THE OBLIGATIONS OF DSKX

The respective obligations of each party to effect the Share Exchange shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any one or more of which may be waived in a writing signed by DSKX:

Section 6.01            Representations Accurate

The representations and warranties of DMEXICO and Fernando Tamez contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

Section 6.02            Performance

DMEXICO and Fernando Tamez shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

Section 6.03            Material Adverse Change

There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of DMEXICO.

Section 6.04           Injunction Illegality

No preliminary or permanent injunction, or other order decreed by any federal or state court, which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted).  No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the Share Exchange illegal.

Section 6.05           Consents

DSKX shall have received copies of all third parties necessary for DMEXICO to execute, deliver and perform this Agreement and consummate the Share Exchange.

Section 6.06           General

All required action hereunder shall have been taken by DMEXICO or Fernando Tamez in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions and other documents required to affect the Share Exchange and the transactions contemplated herein shall be reasonably satisfactory in form and substance to DSKX.

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF DMEXICO

The obligations of DMEXICO and Fernando Tamez to effect the Share Exchange and to perform under this Agreement is subject to the fulfillment on or before the Closing Date of the following additional conditions, any one or more of which may be waived, in writing, by DMEXICO:

Section 7.01            Representations Accurate

The representations and warranties of DSKX contained herein shall be true and correct on the date of this Agreement and at and on the Closing Date in all respects as though such representations and warranties were made at and on such date, except those representations and warranties that speak as of a specific date.

Section 7.02            Performance

DSKX shall have complied, in all material respects, with all agreements, obligations and conditions required by this Agreement to be complied with by them on or prior to the Closing Date.

Section 7.03           Material Adverse Change

There shall have been no material adverse change in the business, operations, assets, prospects, financial condition or results of operations of DSKX.

Section 7.04            Legal Action

There shall be no pending or threatened legal action or inquiry which challenges the validity or legality of or seeks or could reasonably be expected to prevent, delay or impose conditions on the consummation of the Share Exchange.

Section 7.05           Injunction Illegality

No preliminary or permanent injunction, or other order decreed by any federal or state court, which prevents the consummation of this Agreement shall have been issued and remain in effect (each party agrees to use its reasonable efforts to have any such injunction, order or decree lifted).  No governmental authority shall have enacted any statute, rule or regulation that would prevent consummation of this Agreement or make the Share Exchange illegal.

Section 7.06           Compliance with Securities Laws

The issuance of the DSKX Common Stock to the stockholders of DMEXICO shall qualify as a private placement under Regulation S of the Securities Act and shall be exempt from registration under the federal securities laws in all states and other securities laws.

Section 7.07           Consents

DMEXICO shall have received copies of consents of all third parties necessary for DSKX to execute, deliver and perform this Agreement and consummate the Share Exchange.

Section 7.08           General

All required action hereunder shall have been taken by DSKX in connection with the consummation of the transactions contemplated hereby, and all certificates and other documents required to affect the Share Exchange and the transactions contemplated herein shall be reasonably satisfactory in form and substance to DMEXICO.

ARTICLE VIII.
TERMINATION OF AGREEMENT

Section 8.01           Termination

This Agreement may be terminated at any time prior to the Closing Time, whether before or after approval by the stockholders of DSKX:

(a)           By mutual written agreement of the parties hereto at any time prior to the Closing;

(b)           By the Board of Directors of DSKX at any time prior to the Closing, if:

(i)           a condition to performance by DSKX under this Agreement or a covenant of DMEXICO contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition, in the understanding that the Agreement may only be terminated if such failure to fulfill or perform certain activities derives from Acts of God or Force Majeure, and said Act or God or Force Majeure continues for a period of more than 2 (two) months; or

(ii)           a material default or breach of this Agreement shall be made by DMEXICO.

(c)           By DMEXICO at any time prior to the Closing, if:

(i)           a condition to DMEXICO’s performance under this Agreement or a covenant of DSKX contained herein shall not be fulfilled on or before the date of the Closing or at such other time and date specified in this Agreement for the fulfillment for such covenant or condition, in the understanding that the Agreement may only be terminated if such failure to fulfill or perform certain activities derives from Acts of God or Force Majeure, and said Act or God or Force Majeure continues for a period of more than 2 (two) months; or

(ii)          a material default or breach of this Agreement shall be made by DSKX; or

(iii)         DSKX fails to file its periodic reports with the SEC on a timely basis.

(d)           By either party if the Share Exchange shall not have been consummated on or prior to September 1, 2012 unless the date of closing is extended by agreement of the parties, provided, however, that a party in breach in any material respect of its obligations under this Agreement, which breach shall have been the proximate cause of the failure to consummate the Share Exchange by such date may not terminate this Agreement under this Section 7.01(d).

Section 8.02           Procedure for Termination

In the event of termination and abandonment of the Share Exchange by DSKX or DMEXICO pursuant to this Article VII, written notice shall be given to the other party.

Section 8.03           Effect of Termination

In the event of termination of this Agreement pursuant to this Section 7, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in this Section 8 and in Sections 5.02; provided however, that in the case of a termination pursuant to a willful and material breach of this Agreement by another party, the damages which the aggrieved party or parties may recover from the defaulting party or parties [shall in no event exceed the amount of out-of-pocket costs and expenses incurred by such aggravated party or parties in connection with this Agreement and no party to this Agreement shall be entitled to any injunctive relief/ shall be the amount of out of-pocket costs and expenses incurred by such aggravated party or parties in connection with this Agreement plus a payment of a penalty equal to $25,000 and no party to this Agreement shall be entitled to injunctive relief. In the understanding that if the termination of the Agreement derives from Acts of God or Force Majeure, then no party shall have right to the aforementioned penalty payment.

ARTICLE IX.
OPERATION OF DMEXICO BUSINESS FOLLOWING THE CLOSING

Section 9.01           Employment of Fernando Tamez.

On the Closing Date, DMEXICO and Fernando Tamez shall enter into an Employment Agreement substantially in the form provided under Exhibit G to this Agreement.

Section 9.02           Amended and Restated Bylaws of DMEXICO.

The bylaws of DMEXICO shall be amended and restated in the form provided under Exhibit F to this Agreement.

Section 9.03           Inventory.

At Closing the inventory shall be the amount set forth in DMexico’s audited financial statements.

ARTICLE X.
MISCELLANEOUS

Section 10.01         Notices

All notices, requests, and other communications shall be deemed to be duly given if sent by confirmed facsimile transmission, email or receipted overnight courier addressed to the other party at the address as set forth below:

If to DSKX:	Divine Skin, Inc.
1680 Meridian, Suite 301,
Miami Beach, Florida 33139
Attn: Daniel Khesin
Email: daniel@dslaboratories.com

If to DMEXICO:	Divine Skin Laboratories, S.A. de C.V.
Cafetales 1747 Haciendas de Coyoacan 04970
Mexico City. Mexico
Attn: Fernando Tamez
Email: Fernando@dslaboratories.com

If to DMEXICO Shareholders:	At the address set forth on the signature page to this Agreement.

Section 10.02         Binding Effect

Except as may be otherwise provided herein, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties.  Except as otherwise specifically provided in this Agreement, nothing in this Agreement is intended or will be construed to confer on any person other than the Parties hereto any rights or benefits hereunder. The Parties acknowledge that DSKX may assign and transfer the DMEXICO Shares to a wholly owned subsidiary of DSKX.

Section 10.03         Headings

The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement.

Section 10.04         Exhibits and Schedules

The exhibits and schedules referred to in this Agreement will be deemed to be a part of this Agreement.

Section 10.05         Counterparts

This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same document. Any signature page delivered by a fax machine, telecopy machine or electronic mail shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original signed counterpart to any party which requests it.

Section 10.06          Governing Law

This Agreement will be governed by the laws of Florida without regard to conflict of laws principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within Miami Dade County, Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

Section 10.07         Prevailing Party

If any action at law or in equity is necessary to enforce or interpret the terms of the Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.08         Waivers

Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, will be construed as a waiver, and no single or partial exercise of a right will preclude any other or further exercise of that or any other right.

Section 10.09         Pronouns

The use of a particular pronoun herein will not be restrictive as to gender or number but will be interpreted in all cases as the context may require.

Section 10.10         Joint Drafting

This Agreement shall be deemed to have been drafted jointly by the Parties hereto, and no inference or interpretation against any Party shall be made solely by virtue of such Party allegedly having been the draftsperson of this Agreement.

Section 10.11         Time Periods

Any action required hereunder to be taken within a certain number of days will be taken within that number of calendar days unless otherwise provided; provided, however, that if the last day for taking such action falls on a weekend or a holiday, the period during which such action may be taken will be automatically extended to the next business day.

Section 10.12         Modification

No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the Parties hereto and that specifically refers to this Agreement.

Section 10.13         Dollars

Under the provisions of this Agreement “Dollars”, “dollars” and “$” shall mean dollars in lawful currency of the United States of America.

Section 10.14         Severability

If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.  To the extent permitted by applicable law, each party waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 10.15         Entire Agreement

This Agreement and the agreements and documents referred to in this Agreement or delivered hereunder are the exclusive statement of the agreement among the Parties concerning the subject matter hereof.  All negotiations among the Parties are merged into this Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, in relation thereto among the Parties other than those incorporated herein and to be delivered hereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first written.

DIVINE SKIN, INC.
a Florida corporation

By:	/s/ Daniel Khesin
Daniel Khesin
Chief Executive Officer

DIVINE SKIN LABORATORIES, S.A. DE C.V.
a Mexican corporation

By:	/s/ Fernando Tamez Gutierrez
Name: Fernando Tamez
Its: President and CEO

DMEXICO SHAREHOLDER:

/s/ Fernando Tamez Gutierrez
Name:	Fernando Tamez Gutierrez
Address:

SCHEDULE 1.03(b)

Exchange

Name of DMEXICO Shareholder	DMEXICO Capital Stock	DSKX Common Stock

Fernando Tamez Gutierrez	3,300	4´500,000

Lock Up Provisions

The DSKX common stock is subject to a two-year lock up agreement.  The DMEXICO Shareholders agree that for each 12 month period following the Closing, they shall sell no more than 1,500,000 shares in the aggregate unless, however, the average daily volume of DSKX’s common stock exceeds 300,000 shares per day on average for a period of 30 trading days.  Each DMEXICO Shareholder may privately transfer the DSKX common stock subject to the terms of this lock up provision.  All certificates evidencing any of the DSKX common stock subject to this lock up provision shall bear a legend substantially as follows during the term of the lock up:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY NOT BE SOLD, EXCHANGED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AND SUBJECT TO ALL THE TERMS AND CONDITIONS OF A CERTAIN SHARE EXCHANGE AGREEMENT DATED AS OF October 31, 2012, AS IT MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM DIVINE SKIN, INC. UPON REQUEST AND WITHOUT CHARGE.”

SCHEDULE 1.03(c)

Earn Out Shares

Name of DMEXICO Shareholder	DSKX Common Stock

Fernando Tamez Gutierrez	1´500,000

SCHEDULE 1.05

Directors and Executive Officers of DMEXICO

Following the Closing

Board of Directors

Daniel Khesin	Chairman

Michael Strong	Secretary

Fernando Tamez Gutiérrez	Treasurer

Statutory Examiner

Adolfo Godoy

SCHEDULE 3.01

DMEXICO Qualifications

Mexico

SCHEDULE 3.06

DMEXICO Related Party Contracts

1.	Lease Agreement executed between Productos Industriales GAF, S.A. de C.V. as Lessor and Divine Skin Laboratories, S.A. de C.V. as Lessee dated June 1, 2012.

SCHEDULE 3.06

DMEXICO Related Party Contracts

DIVINE SKIN LABORATORIES SA DE CV
POLIZA AUTOS FLOTILLA NUMERO 1177475 VIGENCIA 04/04/2012 AL 04/04/2013
ANA SEGUROS SA DE CV

No.	MARCA/TIPO	MODELO	SERIE	COBERTURA	ACAS	NO. DE POLIZA	VENCIMIENTO

1	GM PONTIAC MATIZ LN AC CD STD 4 PTAS	2011	KL1MJ6A00BC121247	AMPLIA	840XRM	1177475	04/04/2013
2	GM PONTIAC MATIZ LN AC CD STD 4 PTAS	2011	KL1MJ6A02BC128796	AMPLIA	112XRM	1177475	04/04/2013
3	GM PONTIAC MATIZ LN AC CD STD 4 PTAS	2011	KL1MJ604BC131571	AMPLIA	210XRM	1177475	04/04/2013
4	CR ATTITUDE GL 1.61 AC AUT 4 PTAS	2012	KMHCT4NDXCU164765	AMPLIA	580YFW	1177475	04/04/2013
5	VW GOL TREDLINE STD	2010	9BWDB05U6BT131559	AMPLIA	772XJK	1177475	04/04/2013
6	VW GOL TREDLINE STD	2011	9BWDB05U0BT131735	AMPLIA	726XJK	1177475	04/04/2013
7	CHRYSLER I10GLS PREMIUN	2012	MALAM5NB1CM098613	AMPLIA	JJZ-7580	1177475	04/04/2013
8	CHRYSLER I10GLS PREMIUN	2012	MALANSNB3CM001814	AMPLIA	ZAL55-26	1177475	04/04/2013
9	VW GOL COMFORTLINE AC CD RA STD	2012	9BWDB05U9CT147871	AMPLIA	JJZ-2124	1177475	04/04/2013
10	GM AVEO AC VE CD FN USB RA-15 AUT 4	2013	3G1TA5AF9DL116602	AMPLIA	771-YRD	1177475	04/04/2013
11	GM AVEO AC VE CD FN USB RA-15 AUT 4	2013	3G1TA5AF1DL116352	AMPLIA	770-YRD	1177475	04/04/2013
12	CAMIONETA JEEP HEROKEE	2011	1J4RS4GG4BC739976	AMPLIA	402XVR	1177475	20/11/2013

	ROYAL & SUNALLIANCE Seguros SA de CV
	CAMIONETA VAN	2012	KMFW3XH8BU323326	AMPLIA	678YBM	115519-0	11/01/2013

	POLIZAS DE GASTOS MEDICOS MAYORES
	FERNANDO TAMEZ GUTIERREZ	2012				36169951	13/01/2013

	SEGURO DE VIDA
	FERNANDO TAMEZ GUTIERREZ	2012				107513392	30/10/2013

SCHEDULE 3.16

DMEXICO Labor Liabilities

1.
Labor Claim filed by Ms. Marisol Jalomo Casas against Divine Skin Laboratories, S.A. de C.V. and Actividad Impulsora de Mercado in connection with termination of employment. Said claim is being resolved by the local labor authority of the State of Nuevo Leon and it was assigned file No. 00889/i/2012.

SCHEDULE 3.20

DMEXICO Adverse Officer and Director Information

None

SCHEDULE 3.21

DMEXICO Material Contracts

Material Contracts

1.	Service Agreement executed between Fortaleza Corporativa Forco, S.A. de C.V. and Divine Skin Laboratories, S.A. de C.V. dated January 1, 2012.
2.	Cell-phone Service Agreement No. 18832 executed between Iusacell, S.A. de C.V. and Divine Skin Laboratories, S.A. de C.V. dated October 29, 2008.
3.	Sales Promotion Agreement executed between Lanzner Publicidad, S.A: de C.V. and Divine Skin Laboratories, S.A. de C.V. dated April 9, 2012 related to orders 008930, 008931, 008932, 009320 and 009321.

Employment Agreements

Lease Agreement

1.	Lease Agreement executed between Productos Industriales GAF, S.A. de C.V. as Lessor and Divine Skin Laboratories, S.A. de C.V. as Lessee dated June 1, 2012.

EXHIBIT A

DONATION AGREEMENTS

EXHIBIT B

DMEXICO FINANCIAL STATEMENTS

EXHIBIT C

SHARE CERTIFICATE NO. 1301

EXHIBIT D

SHARE CERTIFICATE No. 1300

EXHIBIT E

FORM OF DMEXICO´S SHAREHOLDERS MEETING MINUTES

EXHIBIT F

DMEXICO AMENDMED AND RESTATED BY-LAWS

EXHIBIT G

FERNANDO TAMEZ EMPLOYMENT AGREEMENT